CONSENT OF INDEPENDENT ACCOUNTANT

We hereby provide our consent to the incorporation by reference in this Report on the Form 1-A registration of Masterworks 001, LLC of our report dated July 31, 2018 relating to the balance sheet as of April 16, 2018, listed in the accompanying index.

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

Kansas City, Missouri

July 31, 2018